Exhibit 2.1

Execution Version

CLASS C-1 COMMON STOCK PURCHASE AGREEMENT

BY AND AMONG

JUUL LABS, INC.,

ALTRIA GROUP, INC.

and

ALTRIA ENTERPRISES LLC

December 20, 2018

i

2.23	Financial Statements	22

2.24	Changes	23

2.25	Shell Company Status	24

2.26	Foreign Corrupt Practices; Sanctions	24

2.27	Products	24

2.28	Data Privacy	24

2.29	Significant Supplier	25

2.30	Significant Customers and Distributors	25

2.31	Minute Books	25

2.32	Insurance and Recalls	25

2.33	Disclosure; Knowledge	25

3. Representations and Warranties of the Investors		26

3.1	Investment Intent	26

3.2	Investment Experience	26

3.3	Speculative Nature of Investment	26

3.4	Access to Data; Non-Reliance	26

3.5	Accredited Investor	27

3.6	Restricted Securities	27

3.7	No Public Market	27

3.8	Authorization	27

3.9	Brokers or Finders	28

3.10	Legends	28

4. Covenants		29

4.1	Reasonable Best Efforts	29

4.2	Actions Following Antitrust Clearance	32

4.3	Prepayment of Notes	32

4.4	Cash Distribution	32

4.5	R&W Policy	33

4.6	Joint Press Release	33

5. Conditions to the Investors’ Obligation to Close		33

5.1	Representations and Warranties	33

5.2	Covenants	33

5.3	Blue Sky	33

5.4	Restated Certificate	34

5.5	True-Up Convertible Security	34

5.6	License Agreement, Relationship Agreement and Services Agreement	34

5.7	Rights Agreement	34

5.8	Co-Sale Agreement	34

5.9	Voting Agreement	34

5.10	Closing Deliverables	34

5.11	Proceedings and Documents	34

5.12	Consents and Waivers	34

5.13	Reservation of Conversion Shares	35

6. Conditions to Company’s Obligation to Close		35

6.1	Representations and Warranties	35

6.2	Covenants	35

6.3	Compliance with Securities Laws	35

6.4	Qualifications	35

6.5	Restated Certificate	35

6.6	True-Up Convertible Security	35

6.7	License Agreement, Relationship Agreement and Services Agreement	35

6.8	Rights Agreement	35

6.9	Co-Sale Agreement	35

6.10	Voting Agreement	36

6.11	Side Letter and Board Observer Rights Letter	36

6.12	Consents and Waivers	36

7. Miscellaneous		36

7.1	Amendment	36

7.2	Notices	36

7.3	Governing Law	36

7.4	Fees and Expenses	36

7.5	Survival	36

7.6	Successors and Assigns	38

7.7	Entire Agreement	38

7.8	Severability	38

7.9	Counterparts	39

7.10	Delays or Omissions	39

7.11	Electronic Execution and Delivery	39

7.12	Specific Performance	39

7.13	Dispute Resolution	39

7.14	Further Assurances	39

7.15	California Corporate Securities Law	39

7.16	Non-Recourse	40

7.17	Interpretation	40

Exhibits
Exhibit A	Amended & Restated Certificate of Incorporation
Exhibit B	Amended & Restated Bylaws
Exhibit C	Schedule of Exceptions

Schedules
Schedule 1.3(b)	Company Wire Instructions
Schedule 1.3(d)	Vested Convertible Securities, Unvested Shares & Unvested Convertible Securities
Schedule 4.4	Cash Distribution

JUUL LABS, INC.

CLASS C-1 COMMON STOCK PURCHASE AGREEMENT

This Class C-1 Common Stock Purchase Agreement (as it may be amended from time to time, this “Agreement”) is made as of December 20, 2018 by and among JUUL Labs, Inc., a Delaware corporation (the “Company”), Altria Group, Inc., a Virginia corporation (the “Investor”), and Altria Enterprises LLC, a Virginia limited liability company and wholly owned subsidiary of the Investor (“Investor Sub” and, together with the Investor, the “Investors”). Each of Investor Sub, the Investor and the Company is sometimes referred to herein as a “Party” and together the “Parties.”

RECITALS

WHEREAS, at the Closing (as defined below), the Company intends to issue to Investor Sub, and Investor Sub intends to purchase, 41,571,928 non-voting shares of the Company’s Class C-1 Common Stock, par value $0.0001 per share (the “Class C-1 Common”) and the True-Up Convertible Security (as defined below), in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated hereby, the Company has taken all necessary corporate and other actions to amend and restate its (i) certificate of incorporation in the form attached hereto as Exhibit A (as it may be amended from time to time, the “Restated Certificate”) and (ii) bylaws in the form attached hereto as Exhibit B (as they may be amended from time to time, the “Restated Bylaws”);

WHEREAS, following the Closing and pursuant to Section 4.1, the Parties have agreed to use their reasonable best efforts to obtain Antitrust Clearance (as defined below); and

WHEREAS, if Antitrust Clearance is obtained on or prior to the Antitrust Termination Date, then upon such occurrence, all outstanding shares of Class C-1 Common then held by the Investor and/or its subsidiaries will, as set forth in the Restated Certificate, be automatically converted (the “Antitrust Conversion”) into an equal number of voting shares of the Company’s Class C Common Stock, par value $0.0001 per share (the “Class C Common”).

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

1. Authorization, Sale and Issuance of the Class C-1 Common.

1.1 Authorization. The Company will, on or prior to the Closing (as defined below) authorize (a) the issuance of up to 100,000,000 shares of the Class C-1 Common pursuant to this Agreement, the Relationship Agreement (as defined below), and the True-Up Convertible Security, having the rights, preferences and restrictions set forth in the Restated Certificate; (b) the issuance of up to 100,000,000 shares of the Class C Common pursuant to the Restated Certificate, this Agreement, the Relationship Agreement, and the True-Up Convertible Security, having the rights, preferences and restrictions set forth in the Restated Certificate (the “Class C Conversion

Shares”), (c) the reservation of shares of Class A Common for issuance upon conversion of the Class C-1 Common or the Class C Common, as applicable, pursuant to the Restated Certificate (the “Class A Conversion Shares”), and (d) the issuance of the True-Up Convertible Security.

1.2 Sale and Issuance of the Shares. Subject to the terms and conditions of this Agreement, Investor Sub agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to Investor Sub at the Closing, 41,571,928 shares of the Class C-1 Common (the “Initial Shares”, of which 721,710 shall be referred to herein as the “Additional Shares”) and the True-Up Convertible Security in consideration of an aggregate cash purchase price of twelve billion and eight hundred million dollars ($12,800,000,000). The Parties acknowledge and agree that, for purposes of Article V of the Relationship Agreement, twelve billion and six hundred million dollars ($12,600,000,000) shall be attributed to the Initial Shares (other than the Additional Shares) and the True-Up Security, and two hundred million dollars ($200,000,000) (the “Additional Share Purchase Price”) shall be attributed to the Additional Shares, but for the avoidance of doubt such attribution is not intended to be, and shall not be, binding or determinative for any Tax purpose. The Initial Shares, together with all other shares of the Class C-1 Common or the Class C Common issued to Investor Sub pursuant to this Agreement, the Restated Certificate, or conversion of the True-Up Convertible Security, and together with all Class A Conversion Shares issued upon conversion thereof, shall be referred to in this Agreement as the “Shares.”

1.3 Closing Date and Delivery; Additional Issuances of Shares.

(a) Closing. The purchase and sale of the Initial Shares shall take place at a closing (the “Closing”) by electronic mail in PDF format of all required documents to the offices of Pillsbury Winthrop Shaw Pittman LLP, Four Embarcadero Center, 22nd Floor, San Francisco, California 94111, at 10:00 a.m., Pacific time, on the date hereof, or at such other time and place as the Company and the Investor mutually agree upon in writing (including by email) (such date on which the Closing occurs, the “Closing Date”).

(b) Closing Process. At the Closing, the Company will deliver to the Investors a copy of the stock ledger of the Company reflecting the issuance of the Initial Shares and an electronic certificate registered in Investor Sub’s name and generated on the Carta platform representing the number of the Initial Shares against payment by the Investor on behalf of Investor Sub of the aggregate purchase price therefor as set forth in Section 1.2, by wire transfer in accordance with the Company’s wire instructions attached hereto as Schedule 1.3(b), and when issued the Initial Shares shall be validly issued, fully paid and nonassessable.

(c) 35% Make-Whole Covenant. The Initial Shares to be purchased hereunder at the Closing shall represent a number of shares of the Company’s outstanding capital stock such that, immediately following the issuance of the Initial Shares to Investor Sub at the Closing, Investor Sub will own exactly thirty-five percent (35%) of the Company’s outstanding shares of capital stock (rounded to the nearest whole share) as of the date of issuance (for these purposes, including Unvested Shares (as defined below) and disregarding, for the avoidance of doubt, Vested Convertible Securities (as defined below) and Unvested Convertible Securities (as defined below)) (the “35% Target”). The parties acknowledge that the Additional Shares are intended to satisfy the 35% Target with respect to Unvested Shares. The Company has obtained waivers from each holder of any Unvested Convertible Securities that are “early exercisable” for Unvested Shares. In the event that, following the issuance of the Initial Shares, it is subsequently determined that the Initial Shares represented less than the 35% Target, including as a result of the exercise or conversion prior to the Closing of any Unvested Convertible Securities or Vested Convertible Securities, then the Company shall promptly issue to Investor Sub, for no additional consideration, an additional number of shares of the Class C-1 Common or the Class C Common, as applicable, so as to achieve the 35% Target, and when issued such additional shares will be validly issued, fully paid and nonassessable. Upon such issuance, the Company will deliver to the Investors a copy of the stock ledger of the Company reflecting such issuance and an electronic certificate registered in Investor Sub’s name and generated on the Carta platform representing the number of such additional shares.

(d) True-Up Upon Settlement of Vested Convertible Securities.

(i) The Company has set forth in Schedule 1.3(d) a true and complete schedule as of the Closing of (1) (A) the portion of all outstanding stock options, restricted stock units and other equity awards to purchase or acquire shares of the Company’s capital stock that are vested or exercisable (but excluding the portion of all outstanding stock options that are “early exercisable” for Unvested Shares and including any Promised Units that, if issued as of the Closing, would be deemed vested pursuant to the last sentence hereof), and (B) all outstanding warrants, rights and other agreements to purchase or acquire shares of the Company’s capital stock that are vested or not subject to forfeiture, other than conversion or preemptive rights and rights of first refusal and similar rights (the preceding clauses (1)(A) and (1)(B), collectively, “Vested Convertible Securities”), (2) (A) all outstanding shares of the Company’s capital stock that are subject to repurchase rights or forfeiture and (B) all outstanding options, restricted stock units, equity awards, warrants, rights and other agreements, the terms of which require the Company to make a cash payment or distribution with respect thereto in the event the Company declares or makes a cash dividend or distribution with respect to its capital stock, either on a current basis or on an escrowed or set aside basis (the preceding clauses (2)(A) and (2)(B), “Unvested Shares”) and (3) (A) the portion of all outstanding stock options, restricted stock units and other equity awards to purchase or acquire shares of the Company’s capital stock that are unvested and un-exercisable (but including the portion of all outstanding stock options that are “early exercisable” for unvested shares and including all Promised Units other than those described in the definition of Vested Convertible Securities) and (B) all outstanding warrants, rights and other agreements to purchase or acquire shares of the Company’s capital stock that are unvested and subject to forfeiture, other than conversion or preemptive rights and rights of first refusal and similar rights (the preceding clauses (3)(A) and (3)(B) collectively, “Unvested Convertible Securities”). For the avoidance of doubt, (x) the schedules with respect to clauses (1)(A), (1)(B), (3)(A) and (3)(B) above, and the terms Vested Convertible Securities and Unvested Convertible Securities, shall not include the items set forth in clause (2)(B) above, and (y) the distribution of any part of any Cash Distribution with respect to options, restricted stock units, equity awards, warrants, rights and other agreements shall not, in itself, result in such equity interests being deemed to constitute Unvested Shares. “Promised Units” means restricted stock units (including any adjustments thereto made in connection with the Cash Distribution) that are not outstanding as of the Closing Date but are set forth in an offer letter or contractor agreement signed by the Company and the counterparty thereto in effect as of 11:59 pm, Eastern Time, on December 17, 2018. For purposes of the foregoing, any restricted stock units that are subject to both service based vesting conditions and a liquidity event condition shall be deemed vested to the extent the service based vesting condition is satisfied as of the Closing (without regard to the liquidity event condition).

(ii) In the event that, following the Closing, the Company issues shares of capital stock upon settlement or exercise of any Vested Convertible Security as of the Closing or, as applicable, any Unvested Convertible Security as of the Closing, then a portion of the True-Up Convertible Security shall convert into such number of shares of the Class C-1 Common or the Class C Common, as applicable, in accordance with the terms of the True-Up Convertible Security. Upon such conversion, such shares of Class C-1 Common or Class C Common, as applicable, will be validly issued, fully paid and nonassessable and the Company will deliver to the Investors a copy of the stock ledger of the Company reflecting the issuance of such shares and an electronic certificate registered in Investor Sub’s name and generated on the Carta platform representing the number of such additional shares. “True-Up Convertible Security” means the convertible security issued by the Company to Investor Sub on the Closing Date convertible (a) prior to Antitrust Clearance, into shares of Class C-1 Common and (b) following Antitrust Clearance obtained on or prior to the Antitrust Termination Date, into shares of Class C Common, in the case of each of (a) and (b), for the consideration set forth in the True-Up Convertible Security.

(iii) For the avoidance of doubt, the True-Up Convertible Security does not convert into the Class C-1 Common or the Class C Common when Unvested Shares cease to be subject to a repurchase right or forfeiture.

(iv) The Parties will cooperate and establish mutually agreeable policies and procedures as are necessary to effect and implement the conversion from time to time of the True-Up Convertible Security into shares of the Class C-1 Common or the Class C Common, as applicable, pursuant to this Section 1.3(d). Except to the extent otherwise required by applicable Law or pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or foreign law), the Parties agree to report the issuance of shares of the Class C-1 Common or the Class C Common, as applicable, upon any conversion of the True-Up Convertible Security as an adjustment to the purchase price (i.e., as an adjustment to the number of shares purchased at the Closing) for Tax purposes, except to the extent that the shares issued in such conversion are allocable to the value of services agreed to be provided under the Services Agreement (such value not to exceed the $118,550,991 aggregate dollar amount of the credits described in Section 4.1(b) of the Services Agreement).

(e) Antitrust Conversion.

(i) “Affiliate” has the meaning set forth in the Relationship Agreement.

(ii) “Antitrust Clearance” means the earlier of (1) the first date following the Closing upon which all of the following are true: (A) all applicable requirements of all applicable Antitrust Laws with respect to the Antitrust Conversion shall have been satisfied (including expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act); (B) no Law or Order shall have been enacted, issued, promulgated, enforced or entered that is in effect and would (i) make the Antitrust Conversion illegal under any Antitrust Law or (ii) otherwise prohibit or enjoin consummation of the Antitrust Conversion under any Antitrust Law; and (C) any period of time (and any extension thereof) agreed to with a Governmental Body not to consummate Antitrust Conversion shall have expired or been terminated; provided that no such agreement shall be entered into without the Company’s prior written consent, and (2) such date as may be agreed in writing by the Company and the Investors.

(iii) “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct.

(iv) “Confidentiality Agreement” means, collectively, that certain Mutual Nondisclosure Agreement, dated April 14, 2017, by and between the Company and Altria Client Services LLC, that certain Assignment and Novation of Mutual Nondisclosure Agreement, dated April 20, 2018, by and among the Company, Altria Client Services LLC and the Investor, that certain Amendment Agreement, dated April 26, 2018, by and between the Company and the Investor and that certain Exclusivity Agreement, dated November 1, 2018, by and between the Company and the Investor.

(v) “Antitrust Termination Date” means the date on which the Antitrust Conversion becomes permanently prohibited or enjoined pursuant to an Antitrust Law by a court of competent jurisdiction without any possibility of appeal or review or, if earlier, the date on which the Investors determine, in their sole discretion, to abandon their efforts to seek Antitrust Clearance.

(vi) “e-Vapor Business” has the meaning set forth in the Relationship Agreement.

(vii) “Governmental Body” means any foreign, federal, state, provincial, local or other court or governmental authority.

(viii) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

(ix) “Law” means any foreign or domestic federal, state or local law, statute, consent agreement, constitution, treaty, ordinance, regulation, rule, code, official interpretation or other interpretative material, or other requirement or rule enacted or promulgated by any Governmental Body, including any Order.

(x) “Order” means, with respect to any Person (as defined below), any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator binding upon such Person.

(xi) In the event that the Antitrust Conversion occurs on or prior to the Antitrust Termination Date, then, as set forth in the Restated Certificate, all outstanding shares of the Class C-1 Common then held by the Investor and/or its subsidiaries shall automatically convert into an equal number of shares of the Class C Common, and when issued such shares of the Class C Common will be validly issued, fully paid and nonassessable and such converted shares of the Class C-1 Common shall be cancelled and retired. Upon such conversion, the Company will deliver to the Investors a copy of the stock ledger of the Company reflecting the conversion and an electronic certificate registered in Investor Sub’s name and generated on the Carta platform representing the number of such shares of the Class C Common.

(f) Transaction Agreements. Concurrent with the Closing, the Parties are executing and delivering the following: (i) that certain IP License Agreement between the Company and the Investor, dated as of the Closing Date (as it may be amended from time to time, the “License Agreement”), (ii) that certain Relationship Agreement among the Parties, dated as of the Closing Date (as it may be amended from time to time, the “Relationship Agreement”), (iii) that certain Services Agreement between the Company and the Investor, dated as of the Closing Date (as it may be amended from time to time, the “Services Agreement”), (iv) that certain Ninth Amended and Restated Investors’ Rights Agreement by and among the Parties and the other parties thereto, dated as of the Closing Date (as it may be amended from time to time, the “Rights Agreement”), (v) that certain Eighth Amended and Restated Voting Agreement by and among the Parties and the other parties thereto, dated as of the Closing Date (as it may be amended from time to time, the “Voting Agreement”), (vi) that certain Ninth Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Parties and the other parties thereto, dated as of the Closing Date (as it may be amended from time to time, the “Co-Sale Agreement”) and (vii) the True-Up Convertible Security. For purposes of this Agreement, the term “Transaction Agreements” means this Agreement, the License Agreement, the Relationship Agreement, the Services Agreement, the Rights Agreement, the Voting Agreement, the Co-Sale Agreement and the True-Up Convertible Security.

2. Representations and Warranties of the Company. Except as set forth on the Schedule of Exceptions attached hereto as Exhibit C delivered to the Investors (the “Schedule of Exceptions”) (it being understood that any information, item or matter set forth on one section or subsection of the Schedule of Exceptions shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection), the Company hereby represents and warrants to the Investors that the following representations are true and complete as of the date of the Closing:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company and each of its subsidiaries has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company has the requisite corporate power and authority to execute and deliver the Transaction Agreements, to issue and sell the Shares and to carry out the provisions of the Transaction Agreements. The Company and each of its subsidiaries is presently qualified to do business as a foreign corporation and is in good standing in California and each other jurisdiction in which the nature of its activities and its properties (both owned and leased) makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Company’s business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations (a “Material Adverse Effect”).

2.2 No Subsidiaries.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(b) The Company is not a participant in any joint venture, partnership or similar arrangement.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists, immediately prior to the Closing and after filing of the Restated Certificate with the Secretary of State of the State of Delaware, of: (i) 33,256,571 shares of Preferred Stock (the “Preferred Stock”), of which 12,126,186 shares have been designated Series C Preferred Stock (“Series C Preferred”), all of which are issued and outstanding, 14,280,517 shares have been designated Series D Preferred Stock (“Series D Preferred”), all of which are issued and outstanding and 3,199,868 shares have been designated Series E Preferred Stock (“Series E Preferred”), 2,910,613 of which are issued and outstanding, (ii) 214,000,000 shares of Class A Common Stock (“Class A Common”), 4,734,698 of which are issued and outstanding, (iii) 83,500,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common”), of which 43,138,618 shares are issued and outstanding, of which 1,325,941 shares are unvested or subject to forfeiture, (iv) 100,000,000 shares of the Class C-1 Common, none of which are issued or outstanding, and (v) 100,000,000 shares of the Class C Common, none of which are issued or outstanding.

(b) The rights, preferences and restrictions of the Class A Common, the Class B Common, the Class C-1 Common, the Class C Common, the Series C Preferred, the Series D Preferred and the Series E Preferred are as stated in the Restated Certificate. All of the outstanding shares of the Class A Common, the Class B Common and the Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities Laws.

(c) The Company has reserved:

(i) a maximum of 15,033,669 shares of Class A Common for issuance pursuant to its 2018 Equity Incentive Plan (the “2018 Stock Plan”). Of such reserved shares of Class A Common, options and other equity awards to purchase or otherwise acquire 1,198,450 shares of Class A Common are outstanding, of which options and other equity awards to purchase or otherwise acquire 1,190,660 shares of Class A Common are unvested and currently 606,445 reserved shares of Class A Common are reserved and available for issuance under the 2018 Stock Plan;

(ii) an aggregate of 20,653,880 shares of Class B Common for issuance pursuant to its 2007 Stock Plan (the “2007 Stock Plan”) and its 2016 Equity Incentive, which includes its Amended and Restated 2016 Equity Incentive Plan (the “2016 Stock Plan”), of which options to purchase 11,299,455 shares of Class B Common are issued and outstanding, of which options to purchase 4,334,692 shares of Class B Common are unvested, in each case as of the date hereof;

(iii) (1) 2,910,613 shares of Class A Common reserved for issuance upon conversion of the Series E Preferred, (2) 43,138,618 shares of Class A Common reserved for issuance upon conversion of the Class B Common and (3) 100,000,000 shares of Class A Common reserved for issuance upon conversion of the Class C-1 Common and the Class C Common, as applicable;

(iv) 14,280,517 shares of Class B Common reserved for issuance upon conversion of the Series D Preferred;

(v) 12,126,186 shares of Class B Common reserved for issuance upon conversion of the Series C Preferred.

Section 2.3(c) of the Schedule of Exceptions contains a true and complete list as of the date of this Agreement of all outstanding equity awards corresponding to shares of the Company, indicating with respect to each award, (v) the number of shares covered by the award, (w) the nature of the award, (x) the holder of the award, (y) the vesting schedule with respect to such award, and (z) for any stock options or stock appreciation rights, the exercise price of such award. Immediately prior to Closing, there are 1,340,319 Unvested Shares, 6,331,066 Unvested Convertible Securities and 6,999,421 Vested Convertible Securities.

(d) The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Class C Conversion Shares and the Class A Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Restated Certificate and applicable Law, will be validly issued, fully paid and nonassessable. The Shares will be free of any Liens (as defined below), other than any Liens created by or imposed upon the Investors or Liens set forth in the Transaction Agreements or Side Letters (as defined below); provided, however, that the Shares are subject to restrictions on transfer under U.S. state and/or federal securities Laws and as set forth herein and in the Transaction Agreements. “Side Letters” means the individual side letter agreements by and between the Company and each of PXH LLC, JIV Holdings LLC, D1 Capital Partners Master LP and D1 SPV JL Master LP previously entered into in connection with the execution and delivery of that certain Series E Preferred Stock and Class A Common Stock Purchase Agreement by and among the Company and the investors thereto, dated as of June 26, 2018, and as amended effective on the Closing Date. True and complete copies of the Side Letters, as amended or to be amended on or prior to the Closing Date, have been provided to the Investors prior to the Closing Date.

(e) Except (i) for the conversion rights of the Preferred Stock, the Class B Common, the Class C-1 Common and the Class C Common, (ii) for outstanding options and equity awards to purchase or acquire 12,497,905 shares of Class A Common and Class B Common issued pursuant to the 2007 Stock Plan, the 2016 Stock Plan and the 2018 Stock Plan, (iii) for outstanding exchange rights to acquire 42,000 shares of Class A Common, of which exchange rights to acquire 27,622 shares of Class A Common are unvested and for outstanding exchange rights to acquire 16,004 shares of Class B Common, of which exchange rights to acquire 16,004 are unvested (iv) as set forth in the Transaction Agreements and the Side Letters, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock, or other equity or voting interests, or any securities convertible into or exchangeable for any shares of its capital stock, or other equity or voting interests. There are no additional shares of the Company’s capital stock reserved for issuance pursuant to the 2007 Stock Plan, the 2016 Stock Plan or the 2018 Stock Plan other than the shares described in subsection (e)(ii) above.

(f) Except as described in Section 2.3(a) and Section 2.3(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company and (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company.

2.4 Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Transaction Agreements by the Company, the authorization, sale, issuance and delivery of the Shares, and the performance of all of the Company’s obligations under the Transaction Agreements have been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity (the “Enforceability Exceptions”).

2.5 Disqualification. The Company has conducted a factual inquiry, including by procurement of relevant questionnaires from each Company Covered Person (as defined below) or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act of 1933, as amended (the “Securities Act”), (a “Disqualification Event”). No Disqualification Event is applicable to the Company or, to the Company’s knowledge after conducting such factual inquiries, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. The Company has complied, to the extent applicable, with any disclosure obligations under rule 506(e) under the Securities Act. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any individual, corporation, partnership, trust, limited liability company, association or other entity (each, a “Person”) listed in the first paragraph of Rule 506(d)(1).

2.6 Material Contracts.

(a) The Company has scheduled on Section 2.6 of the Schedule of Exceptions and made available each of the following to which the Company or any of its subsidiaries as of the date hereof is a party or subject to (each a “Material Contract”, and collectively, the “Material Contracts”):

(i) any contract, agreement or arrangement with or relating to customers and distributors, including marketing, distribution, sales and similar agreements, pursuant to which the Company has received more than $4 million in 2018 or expects to receive more than $4 million in 2019 (each counterparty thereto, a “Significant Distributor”);

(ii) any contract, agreement or arrangement with the Company’s vendors and suppliers, relating to its products, pursuant to which the Company (including, for the avoidance of doubt, any master terms and conditions of a series of related contracts, agreements or arrangements) has paid more than $4 million in 2018 or expects to pay more than $4 million in 2019 (each counterparty thereto, a “Significant Supplier”);

(iii) any joint venture, partnership, strategic alliance or other similar contract, agreement or arrangement;

(iv) any lease to which the Company or any of its subsidiaries is a party and leases interest in any material real property;

(v) any material contract, agreement or arrangement the terms of which would be subject to violation, breach, default, termination, acceleration of performance, or which would result in the creation of any Lien as a result of the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby;

(vi) any contract, agreement or arrangement purporting to, or containing covenants that, limit the ability of the Company or any of its subsidiaries or Affiliates to compete in any line of business or with any Person, include any kind of exclusive dealing, exclusive sourcing, right of first refusal, right of first negotiation, or “most favored nation” provision or which involve any restriction on the soliciting of customers or employees or the geographical area in which, or method by which or with whom, the Company or any subsidiary may carry on its business;

(vii) any contract, agreement or arrangement relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract, agreement or arrangement contains continuing material obligations of the Company or any of its subsidiaries;

(viii) any contract, agreement or arrangement providing for “earnouts,” “savings guarantees,” “performance guarantees,” or other contingent payments (other than in the ordinary course of the operating businesses of the Company) by the Company or any of its subsidiaries other than those with respect to which there are no further material obligations under such provisions;

(ix) any contract, agreement or arrangement pursuant to which the Company or any of its subsidiaries has granted any material pricing discounts in connection with bundling of products or services, sales volume or services levels other than pursuant to the Company’s standard volume discount structure as made available;

(x) any contract, agreement or arrangement that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its subsidiaries or that limits or purports to limit the ability of the Company or any of its subsidiaries to sell, transfer, pledge or otherwise dispose of any of their material assets, rights, businesses or properties, excluding any contract, agreement or arrangement requiring the sale of inventory in the ordinary course of business;

(xi) any contract, agreement or arrangement relating to indebtedness of the Company (including indebtedness for borrowed money, indebtedness evidenced by notes or debentures, deferred purchase price of assets, capital leases and guarantees of any of the foregoing) (“Indebtedness”) or any of its subsidiaries or any swap, option, derivative or hedging arrangement;

(xii) any contract, agreement or arrangement that contains any standstill or similar agreement pursuant to which the Company or any of its subsidiaries has agreed not to acquire any material assets or securities of another Person;

(xiii) any contract, agreement or arrangement relating to the pledging, sale, factoring or other transfer of accounts receivable;

(xiv) any contract, agreement or arrangement that by its terms limits the payment of dividends or other distributions by the Company or any of its subsidiaries;

(xv) any contract, agreement or arrangement (other than the Transaction Agreements) that by its terms would restrict any activities of or place any obligations on, the Investors or any of their respective subsidiaries; and

(xvi) any contract, agreement or arrangement that would be required to be filed by the Company or any of its subsidiaries as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than management contracts and compensatory plans, contracts, or arrangements) or disclosed by the Company or any such subsidiary under Item 1.01 on a Current Report on Form 8-K, in each case, if the Company or any such subsidiary were required to file periodic reports under applicable Law.

(b) Except as is not and would not reasonably be expected to be material and adverse to the Company and its subsidiaries, each Material Contract is in full force and effect (except for those contracts or agreements that have expired in accordance with their terms), is a legal, valid and binding agreement of the Company or such subsidiary, as the case may be, and, to the Company’s knowledge, of each other party thereto, enforceable against the Company or such subsidiary, as the case may be, and, to the Company’s knowledge, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Enforceability Exceptions. The Company is not in material default under any Material Contracts and, to the Company’s knowledge, there is no material default by the other contracting party under any of such Material Contracts.

(c) For purposes of this Agreement, “made available” means provided to the Investors or their representatives by 5:00 P.M. Eastern Standard Time at least three (3) business days prior to the Closing Date in the “Project Richard” data room or “Project Richard-Clean Room” data room, as applicable, hosted on the Donnelley Financial Solutions “Venue” platform.

2.7 Intellectual Property.

(a) The following definitions apply:

(i) “Commercial Software” means any generally commercially available software in executable code form that is generally available and is used in the general operation of Company’s business and not incorporated into any Company Product.

(ii) “Company Intellectual Property” means all Intellectual Property Rights owned by, or exclusively licensed to, the Company or any of its subsidiaries, including Company Registered Intellectual Property.

(iii) “Company Products” means all products or services designed, developed, distributed, produced, provided, marketed, licensed, sold, offered for sale, or otherwise commercialized by or on behalf of the Company or any of its subsidiaries.

(iv) “Company Registered Intellectual Property” means all Registered Intellectual Property that is owned by, or registered, filed or recorded in the name of, Company or any of its subsidiaries as of the Closing Date.

(v) “Intellectual Property Rights” means any and all common law and statutory rights anywhere in the world arising under or associated with: (a) issued, registered, validated or granted patents and patent applications (“Patents”), and similar or equivalent rights in inventions, including invention disclosures; (b) trademarks, trade names, service marks, trade dress and other designations of origin (“Trademarks”); (c) trade secret and industrial secret rights, and rights in know-how and confidential or proprietary information (“Trade Secrets”); (d) copyrights and any other rights in works of authorship (including software) and any related rights of authors (“Copyrights”); (e) rights in domain names, uniform resource locators and other similar names and locators associated with Internet addresses and sites; (f) applications for, or registrations of, any of the foregoing (as applicable); and (g) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

(vi) “Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office and the United States Copyright Office, in each case, only to the extent constituting issued Patents and published Patent applications, registered Trademarks and Trademark applications and registered Copyrights and Copyright applications.

(b) Section 2.7(b) of the Schedule of Exceptions sets forth a true and complete list, as of the date of this Agreement, of each item of Company Registered Intellectual Property, including, to the extent such information is maintained in Company’s or its subsidiaries’ records in the ordinary course of business, the current owner, the jurisdiction in which each item has been registered or filed, the applicable registration, application or serial number or similar identifier, the filing date, and the applicable issuance, registration or grant date.

(c) The Company and its subsidiaries exclusively own all right, title and interest in and to all or have an exclusive license to material Company Intellectual Property, free and clear of any Liens other than Permitted Liens. Without limiting the generality of the foregoing, all material Company Intellectual Property is fully transferable, alienable and licensable by the

Company and its subsidiaries without restriction and without payment of any kind to any third party (provided, however, that for the avoidance of doubt, the foregoing is not intended to apply to any non-exclusive licenses). Neither the Company nor any of its subsidiaries has granted or transferred (and is not obligated to grant or transfer) to any Person, or permitted (or is obligated to permit) any Person to retain an ownership interest, including any joint ownership interest, or any exclusive rights in, any Intellectual Property that is material Company Intellectual Property. No material Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or court stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or any of its subsidiaries or that may affect the validity, use or enforceability of any Company Intellectual Property, other than in the context of the prosecution of Company Registered Intellectual Property and any oppositions, interferences or comparable proceedings or objections arising in connection therewith. Each item of material Company Registered Intellectual Property is subsisting, and to the Company’s knowledge, not unenforceable or invalid. There are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened that challenge the legality, validity, enforceability, registration, use or ownership of any material Company Intellectual Property, other than in the context of the prosecution of Company Registered Intellectual Property.

(d) Neither the operation of the business of the Company and its subsidiaries nor any Company Product has infringed or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or trade practices under the laws of any jurisdiction. Following the Closing, to the extent that the operation of the business of the Company and its subsidiaries is conducted in substantially the same manner as conducted as of the Closing, such operation will not infringe or misappropriate any Intellectual Property rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its representatives has received any written communication from any Person (including offers to license or referencing breach of contract) either (i) that would reasonably be construed to be making a material claim that or (ii) claiming that, any Company Product or conduct infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(e) Since January 1, 2015, neither the Company nor any Person acting on its behalf, has brought, or threatened to bring, any action, suit or proceeding against a third party alleging infringement, or misappropriation of any material Company Intellectual Property.

(f) Section 2.7(f) of the Schedule of Exceptions sets forth a list of all material contracts, agreements or arrangements to which the Company or any of its subsidiaries is a party that grants the Company a license, ownership rights, an option to the foregoing, or other comparable rights in or to any Intellectual Property Rights owned by a third party, including any contract, agreement or arrangement for the receipt of software, or development services, other than licenses to Commercial Software or non-exclusive licenses entered into in the ordinary course of business.

(g) Section 2.7(g) of the Schedule of Exceptions sets forth a list of all material contracts, agreements or arrangements to which the Company or one of its subsidiaries is a party under which Company or such subsidiary grants any third party a license (including covenants not to sue) or other comparable rights in or to any Company Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business.

(h) In each case in which the Company or any of its subsidiaries has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any material technology or any material Intellectual Property Rights, the Company has obtained an assignment or transfer of all such Intellectual Property Rights to the Company, or the Company otherwise is the owner of such Intellectual Property Rights by operation of Law. The Company and its subsidiaries have taken and take commercially reasonable actions to maintain and protect Trade Secrets that are material Company Intellectual Property. To the Company’s knowledge, there has been no unauthorized disclosure or misappropriation of any Trade Secrets that are material Company Intellectual Property.

(i) To the extent the Company or any of its subsidiaries use any “open source” or “copyleft” software in their respective products or services or is a party to “open” or “public source” or similar licenses for use in their respective products or services, the Company or its subsidiary, as applicable, is in compliance with the terms of any such licenses except as would not be reasonably expected to have a materially adverse impact on the business of the Company and its subsidiaries, taken as a whole.

2.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, employees or owners of greater than 5% of the outstanding capital stock of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership, trust, limited liability company, association or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, other than (a) for payment of salary and other compensation for services rendered, (b) reimbursement for business expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of such persons is currently indebted to the Company or any of its subsidiaries, and, to the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that Related Party and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company. No Related Party or member of their immediate family is directly or indirectly interested in any contract with the Company or any of its subsidiaries (other than indirectly as an investor in or employee of the Company).

2.9 No Breach by Executive Officer. To the Company’s knowledge, no executive officer of the Company is obligated under any contract or other agreement or subject to any Order, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted.

2.10 Title to Properties and Assets; Liens. The Company or a subsidiary thereof has good and marketable title to all of the properties and assets of the Company and its subsidiaries, and has good title to all of the leasehold interests of the Company and its subsidiaries, in each case subject to no mortgage, deeds of trust, pledge, lien, lease, encumbrance or charge (collectively, “Liens”), other than (i) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established in the Financial Statements, (ii) Liens imposed by Law (other than Tax Law) and incurred in the ordinary course of business for obligations not past due, (iii) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, (iv) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods, (v) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (vi) zoning restrictions, easements, rights of way, title irregularities and other similar encumbrances which, alone or in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto, (vii) Liens of carriers, warehousemen, mechanics, materialmen, vendors and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, and (viii) other immaterial Liens (which, for the avoidance of doubt, shall not include any Liens that materially interfere with the use of the encumbered property in the operations of the Company) (each of clause (i) through (vii), a “Permitted Lien”).

2.11 Environmental, Health and Safety Requirements.

(a) “Environmental, Health and Safety Requirements” means all applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation (collectively, “Hazardous Materials”), each as amended and as now in effect.

(b) The Company and each of its subsidiaries is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the Company’s knowledge, any threatened allegations by any Person that the properties or assets of the Company or any of its subsidiaries are not, or that its business has not been conducted, in material compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any of its subsidiaries has assumed any liability of any other Person under any Environmental, Health and Safety Requirements.

(c) There are no material ongoing investigations, cleanups or other remediation activities being conducted by the Company at any real property owned or leased by the Company or any of its subsidiaries for the purpose of treating, abating, removing, containing or otherwise addressing any Hazardous Materials, and none of the Company or its subsidiaries have received any written notice, request for information or order from a Governmental Body or third party alleging that any such material investigation, cleanup or other remediation activity must be conducted.

(d) None of the real properties owned or leased by the Company or any of its subsidiaries are subject to any Lien in favor of any Governmental Body for (A) material liability under any Environmental, Health and Safety Requirements or (B) material costs incurred by a Governmental Body in response to a release or threatened release of a Hazardous Material into the environment.

(e) The Company and each of its subsidiaries have obtained all material permits under all Environmental, Health and Safety Requirements that are necessary to the operation of the Company’s business as currently conducted and are in compliance in all material respects with their terms and conditions and have timely filed all required renewal applications.

(f) All material environmental audits, assessments, investigations or other analysis conducted by the Company since January 1, 2015 with respect to any real property owned or leased by the Company or any of its subsidiaries have been made available.

(g) There has been no release of Hazardous Materials during the Company’s occupancy at, to, on, under or emanating from any real property owned or leased by the Company or any of its subsidiaries that would be required to be investigated or remediated under applicable Environmental, Health and Safety Requirements.

2.12 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Restated Certificate or its Restated Bylaws. Neither the Company nor any of its subsidiaries are in violation or default of any instrument, judgment, order, writ or decree, or under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or of any provision of Law applicable to the Company or any of its subsidiaries, the violation of which would have a Material Adverse Effect. The execution and delivery of the Transaction Agreements by the Company, the performance by the Company of its obligations pursuant to the Transaction Agreements, and the issuance of the Shares pursuant to this Agreement, will not, with or without the passage of time or giving of notice, result in (a) any violation of, or conflict with, or constitute a default under, the Restated Certificate or the Restated Bylaws or any of the agreements of the Company or its subsidiaries, (b) the creation of any Lien upon any of the properties or assets of the Company or its subsidiaries (c) assuming the truth and accuracy of the Investors’ representations and warranties in Section 3, a violation of Law, or (d) the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

2.13 Litigation. There are no, and since January 1, 2015 there have been no, actions, suits, proceedings or investigations pending or, to the Company’s knowledge, currently threatened against the Company, any of its subsidiaries or any of its properties before any Governmental Body. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of its officers or directors (in their capacity as such) is a party or is named as subject to the provisions of any Order (in the case of officers or directors, such as would affect the Company). The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of its subsidiaries is a party or, to the Company’s knowledge, subject to the provisions of any Order of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.14 Offering. Assuming the truth and accuracy of the Investors’ representations and warranties in Section 3, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and are in material compliance with all applicable securities Laws of the United States and each of the states whose Laws govern the issuance of the Shares. Neither the Company nor any of its subsidiaries nor any agent on any of their behalf has solicited any offers to sell or has offered to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

2.15 Governmental Consent. Assuming the truth and accuracy of the Investors’ representations and warranties in Section 3, no consent, approval or authorization of or designation, declaration or filing with any Governmental Body on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) the filing of the Restated Certificate with the Secretary of State of the State of Delaware, (ii) the filing of such notices as may be required under the Securities Act, (iii) such filings as may be required under applicable state securities Laws, and (iv) as required in connection with the HSR Act and other applicable Antitrust Laws.

2.16 Registration and Voting Rights. Except as set forth in the Transaction Agreements and the Side Letters, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued. Except as contemplated in the Transaction Agreements and the Side Letters, the Company has not entered into with any stockholder of the Company and, to the Company’s knowledge no stockholder of the Company has entered into, any agreements with respect to the voting or giving of written consent of capital stock of the Company or by a director of the Company. The Company has inquired of the stockholders set forth on Section 2.16 of the Schedule of Exceptions whether, as of the date hereof, there are in effect any oral or written agreements or understandings, or whether such persons have any plans or intention to enter into in the future, agreements or understandings with any other stockholder of the Company relating to the voting, sale or purchase of stock, or board designation rights.

2.17 Compliance With Laws: Permits.

(a) Neither the Company nor any of its subsidiaries is, or has been since January 1, 2015, in violation of any applicable Law in respect of the conduct of its business or the ownership of its properties, which violation would have a Material Adverse Effect. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it in all material respects. The Company is not in default in any material respect under any such franchises, permits, licenses or any similar authority.

(b) Except as set forth in Section 2.17(b) of the Schedule of Exceptions, neither the Company nor any of its subsidiaries has received any untitled letters, warning letters or notices of adverse findings, or similar documents that assert a lack of material compliance with any applicable Laws or Orders that have not been fully resolved to the satisfaction of regulatory authority or any other Governmental Body (including the U.S. Food and Drug Administration (the “FDA”)), as applicable, and there is no pending or, to the Company’s knowledge, threatened suit, arbitration, legal or administrative or regulatory proceeding, charge, complaint or investigation of any sort by any regulatory authority or any other Governmental Body (including the FDA) against the Company or any of its subsidiaries.

(c) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents acting on their behalf has made an untrue statement of material fact or fraudulent statement to the FDA or other applicable regulatory agencies or any Governmental Body or, to the Company’s knowledge, failed to disclose a material fact required to be disclosed to such regulatory agency or any Governmental Body.

(d) Since August 8, 2016, there have been no modifications to any products sold in the operation of the business including any changes in manufacture, supplier, design, process, specification, component, part, ingredient, materials or packaging, in each case that would constitute a “new product” for purposes of section 910 of the Federal Food, Drug, and Cosmetic Act.

2.18 Brokers or Finders. Except as set forth in that certain engagement letter dated April 17, 2018 between the Company and Goldman Sachs & Co. LLC (a copy of which has been made available), the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

2.19 Tax Returns and Payments.

(a) The Company and each of its subsidiaries have timely filed (taking into account all applicable extensions) all income, franchise and other material Tax Returns required to be filed by each of them with appropriate Governmental Bodies. These income, franchise and other material Tax Returns (and any amendments thereto) are true, correct and complete in all material respects. All material (whether individually or in the aggregate) Taxes due and payable by the Company and each of its subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid or will be duly and timely paid to the appropriate Governmental Body prior to the time they become delinquent other than Taxes contested in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, are reflected in the Financial Statements. All material (whether individually or in the aggregate) required estimated Tax payments sufficient to avoid underpayment penalties or interest have been made by the Company and each of its subsidiaries. The Company and, if applicable, each of its subsidiaries, have made adequate provision in their books and records and Financial Statements in accordance with GAAP for all Taxes which are not yet due and payable. All material (whether individually or in the aggregate) Taxes that the Company and each of its subsidiaries have been required to collect or withhold have been duly withheld or collected and, to the extent required, have been duly and timely paid to the proper Governmental Body and the Company and each of its subsidiaries have complied in all material respects with all Tax information reporting provisions of all applicable Laws. Neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign Law), contract (other than agreements solely between the Company and/or any of its subsidiaries and commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), assumption, transferee or successor liability, operation of law or otherwise. Neither the Company nor any of its subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement with any Person with respect to Taxes, other than agreements solely between the Company and/or any of its subsidiaries and commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes. Neither the Company nor any of its subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law. Neither the Company nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code (other than the distribution by the Company to its stockholders of the equity interests of PAX Labs, Inc., formerly PAX Labs (Deux), Inc., pursuant to the Contribution and Distribution Agreement, dated as of June 30, 2017, by and between the Company and PAX Labs, Inc. (the “Spin-Off”)) within the past two (2) years. The Spin-Off qualifies under Section 355 of the Code.

(b) There is no Tax audit, examination, investigation, or administrative or judicial proceeding concerning any material (whether individually or in the aggregate) Tax matters with respect to the Company or any of its subsidiaries that is currently pending or being conducted or that has been threatened in writing. Neither the Company nor any of its subsidiaries has been advised by a Governmental Body in writing (i) of any material (whether individually or in the aggregate) deficiency in assessment or material (whether individually or in the aggregate) proposed adjustment to its Taxes or (ii) in a jurisdiction in which the Company or any of its subsidiaries have not filed Tax Returns, that the Company or any of its subsidiaries are or may be subject to material (whether individually or in the aggregate) Tax by, or required to file material (whether individually or in the aggregate) Tax Returns in, that jurisdiction. There are no material (whether individually or in the aggregate) Liens for any Taxes (other than for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established in the Financial Statements) upon any of the properties or assets of the Company or any of its subsidiaries. There are no outstanding agreements or waivers by the Company or any of its subsidiaries extending the statutory period of limitation applicable to any material (individually or in the aggregate) Tax Return of the Company or any of its subsidiaries for any period. Neither the Company nor any of its subsidiaries has received or applied for a Tax ruling from any Governmental Body or entered into any “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other written agreement with a Governmental Body regarding material (individually or in the aggregate) Taxes or material (individually or in the aggregate) Tax matters.

(c) As used in this Agreement, (i) “Taxes” means any and all foreign, United States federal, state, provincial, local, and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including those imposed on, measured by, or computed with respect to income, franchise, profits or gross receipts, alternative or add-on minimum, margin, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, unclaimed property taxes (or similar), environmental, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), insurance, disability, workers compensation, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, registrations, net worth, and customs duties, and (ii) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information, including any attachment thereto and any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment, of any Tax.

(d) Notwithstanding any other provisions of this Agreement, the Investors acknowledges and agrees that no representation or warranty is made by the Company in this Agreement or any Transaction Documents in respect of Tax matters, other than the representations and warranties set forth in this Section 2.19, Section 2.10, Section 2.21 or Section 2.23, and no other provisions of this Agreement or any Transaction Document shall be interpreted as containing any representation or warranty with respect thereto.

2.20 Employees.

(a) To the Company’s actual knowledge (without inquiry), no officer, key employee or material group of employees intends to terminate his or her employment with the Company or any of its subsidiaries, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. Each officer and key employee of the Company is currently devoting all of his or her business time to the conduct of the Company’s business. No employees of the Company or any of its subsidiaries employed in the United States are represented by any labor union or covered by any collective bargaining agreement. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The employment of each officer and employee of the Company or any of its subsidiaries employed in the United States is terminable at the will of the Company or such subsidiary, as applicable.

(b) The Company (i) is not a party to any collective bargaining agreement, works council agreement or other agreement with any labor organization, (ii) does not have any employees covered by an employee representative body, including a labor union, labor organization or works council that represents such employees, (iii) has not experienced any strike, work stoppage, walkout, or other material labor dispute since January 1, 2015, and (iv) has not engaged in any plant closing or employee layoff activities since January 1, 2015 that violate the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”). There are no pending or, to the Company’s knowledge, threatened, union organizing efforts or representational demands involving any employees of the Company.

(c) The Company is and has been during the three years prior to the date of this Agreement in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the WARN Act.

2.21 Employee Benefit Plans.

(a) Section 2.21 of the Schedule of Exceptions sets forth a true and complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (the “Plans”) that is or has been sponsored, maintained or contributed to by the Company or by any ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(b) The Company has made available true and complete copies of each of the Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Plan, including all amendments thereto; (ii) the most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the IRS (if applicable) for such Plan.

(c) (i) Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA, and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring a liability thereunder; (vi) no Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company as of the Closing Date pursuant to each Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; and (viii) there are no pending or, to the Company’s knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto plan.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company from the Company or any of its subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e) Neither the Company nor any of its subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

2.22 Corporate Documents. The Restated Certificate and the Restated Bylaws are in the form set forth in Exhibit A and Exhibit B, respectively.

2.23 Financial Statements. The Company has delivered to the Investors its audited financial statements as of and for the year ended December 31, 2017 and its unaudited financial statements as of and for the nine (9) months ended as of September 30, 2018 (the “Balance Sheet Date”) (such audited and unaudited financial statements, the “Financial Statements”). The Financial Statements, together with the notes thereto, have been derived from the books and records of the Company and its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company and its subsidiaries as of the date, and for the period, indicated therein. Except as set forth in the Financial Statements, neither the Company nor any of its subsidiaries has any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; and (ii) obligations under Material Contracts, and under contracts and commitments incurred in the ordinary course of business, that are not required under GAAP to be reflected in the Financial Statements. Except as disclosed in the Financial Statements, neither the Company nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person. The Company and each of its subsidiary maintain a standard system of accounting established and administered in accordance with GAAP. The Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization, and (ii) transactions are recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP and maintain accountability for assets. There are no material weaknesses or significant deficiencies (as such terms are defined in Regulation S-X promulgated under the Securities Act and Exchange Act) in the Company’s and its subsidiaries’ internal controls likely to adversely affect its ability to record, process, summarize and report financial information of the Company and its subsidiaries and there has not been any fraud, whether or not material, that involves management or other employees of the Company and its subsidiaries who have a significant role in internal controls over financial reporting.

2.24 Changes. Since the Balance Sheet Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, that, individually or in the aggregate, has had a Material Adverse Effect;

(b) any resignation or termination of any officer, key employee or group of employees of the Company or any of its subsidiaries, and to the Company’s actual knowledge (without inquiry), there is no impending resignation or termination of employment of any officer, key employee or material group of employees;

(c) any material damage, destruction or loss, whether or not covered by insurance, of any assets or properties of the Company or its subsidiaries;

(d) any waiver by the Company of a valuable right or of a material debt owed to it or any of its subsidiaries;

(e) any material change in any equity compensation arrangement or equity agreement with any of the Company’s executive officers;

(f) any sale, assignment, or exclusive license of any Registered Intellectual Property, in each case, owned by the Company or any of its subsidiaries to a third party (other than any Affiliate of the Company); provided, however, that for the avoidance of doubt, this Section 2.24(f) is not intended to cover any exclusive distribution, supply, manufacturing or other commercial agreements;

(g) other than the Cash Distribution (as defined below), any declaration or payment of any dividend or other distribution by the Company;

(h) any acquisition or disposition (whether through merger, consolidation, stock or asset purchase or otherwise) of a business or assets (other than the purchase or sale of inventory in the ordinary course of business consistent with past practice) for consideration (including assumed liabilities) in excess of $10,000,000 in the aggregate, or any merger or consolidation with any other Person;

(i) any loans, advances, guarantees or capital contributions to, or investments in, any other Person, other than ordinary course advances to employees in connection with business expenses;

(j) any change in any method of financial accounting or accounting practice or policy used by the Company or any of its subsidiaries, other than such changes as are required by GAAP or a Governmental Body;

(k) any material capital expenditures, other than in accordance with the budget made available;

(l) any material changes to the compliance policies or codes of conduct of the Company or any of its subsidiaries;

(m) any compromise or settlement of any suit, action, arbitration, claim, inquiry, investigation, or proceeding other than compromises or settlements resulting in no obligation of the Company or any of its subsidiaries other than the payment of less than $25,000,000 in the aggregate; or

(n) any arrangement or commitment by the Company or any of its subsidiaries to do any of the acts described in subsections (a) through (m).

2.25 Shell Company Status. The Company is not, nor has it ever been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act.

2.26 Foreign Corrupt Practices; Sanctions. Except for such violations as are not, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees or agents (acting in their role as directors, officers, employees or agents), have taken any action that violated or failed to comply with any (i) anti-bribery or anticorruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended or (ii) any sanctions, export controls, money laundering, anti-terrorism, embargo or anti-boycott Laws administered or enforced by the United States, the European Union (or any member state of the European Union), the United Kingdom, or the United Nations.

2.27 Products. The Company’s product packaging is complete and accurate in all material respects with respect to product ingredients (as applicable), country of origin, and any other packaging requirements required by current Law.

2.28 Data Privacy.

(a) “Personal Data” means any information about an identifiable individual, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of personal information, each to the extent that the foregoing allows the identification of or contact with a natural person.

(b) “Privacy Law” means any Law relating to the collection, use, storage, processing, retention, transfer (including, without limitation, any transfer across national borders), or disclosure of Personal Data, including the Payment Card Industry Data Security Standard published by the Payment Card Industry Security Standards Council.

(c) The Company and its subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and that are designed for the Company and its subsidiaries to be in compliance with and the Company and its subsidiaries are in all material respects in compliance with, its privacy policies and all applicable Privacy Law. The consummation of the transactions contemplated by this Agreement are not, and will not result in the Company being, in material breach of its privacy policies or any applicable Privacy Law. There is no complaint to, proceeding, investigation or claim, pending, or to the Company’s knowledge, threatened, against the Company by any Governmental Body, or by any Person in respect of the collection, use, processing, retention, transfer, or disclosure of Personal Data. Since January 1, 2015 there have been no losses or thefts of, or any unauthorized access to, misuse of, or data or security breaches relating to, any Personal Data or other material confidential data held or under the control of the Company or any of its subsidiaries or for which the Company or any of its subsidiaries are responsible that (i) are required to be disclosed or reported by the Company or any of its subsidiaries under applicable Law or (ii) would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

2.29 Significant Supplier. No Significant Supplier has terminated, materially reduced or threatened in writing to terminate or materially reduce its provision of products or services to the Company, or otherwise materially and adversely revised the terms upon which it supplies products or service to the Company (or proposed in writing any such material, adverse revision).

2.30 Significant Customers and Distributors. No Significant Distributor has terminated, materially reduced or threatened in writing to terminate or materially reduce its acquisition or distribution of products or services of the Company, or otherwise materially and adversely revised the terms upon which it acquires or distributes products or service of the Company (or proposed in writing any such material, adverse revision).

2.31 Minute Books. The Company has made available minute books of the Company relating to all meetings of directors and stockholders since June 1, 2017.

2.32 Insurance and Recalls. The Company has commercially reasonable and customary general commercial, product liability, fire and casualty insurance policies. The Company has in full force and effect commercially reasonable and customary products liability and errors and omissions insurance. The Company has made available copies of each of its material insurance policies. The Company has never recalled any of the Company’s products.

2.33 Disclosure; Knowledge. The Company does not make any representations or warranties (including any statements in respect of any projections prepared by the Company and statements made in the confidential information memorandum made available), whether expressed or implied, at Law or in equity, other than as expressly set forth in this Section 2, and any such representations or warranties (other than those expressly set forth in this Section 2) are hereby expressly disclaimed. As used herein, the phrase “to the Company’s knowledge” means the actual knowledge of the Company’s CEO, CFO or CLO and, solely with respect to Section 2.7 (Intellectual Property), the Company’s VP, Intellectual Property, in each case after reasonable inquiry to the employees of the Company primarily responsible for the subject matter of the applicable representation or warranty.

3. Representations and Warranties of the Investors. The Investors hereby represent and warrant to the Company as follows:

3.1 Investment Intent. Investor Sub is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Investor Sub has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.2 Investment Experience. Investor Sub has such knowledge and experience in financial and business matters so that Investor Sub is capable of evaluating the merits and risks of its investment in the Company.

3.3 Speculative Nature of Investment. Investor Sub understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Investor Sub can bear the economic risk of Investor Sub’s investment and is able, without impairing Investor Sub’s financial condition, to hold the Shares, as applicable, for an indefinite period of time and to suffer a complete loss of Investor Sub’s investment.

3.4 Access to Data; Non-Reliance.

(a) The Investors have had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Transaction Agreements, the exhibits and schedules attached thereto and the transactions contemplated by the Transaction Agreements, as well as the Company’s business, management and financial affairs. Assuming the accuracy of the representations and warranties set forth in Article 2, the Investors believe that they have received all the information the Investors consider necessary or appropriate for deciding whether to purchase the Shares. The Investors acknowledge that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.

(b) The Investors represent that: (i) they are not relying and hereby disclaims reliance (for purposes of entering into this Agreement) upon any advice, counsel or representations (whether written or oral) of the Company (including information included in any information memorandum) or omissions therefrom, other than the express representations and warranties made by the Company in the Transaction Agreements; and (ii) neither the Company nor any of its representatives has given the Investors (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the expected or projected success of the Company, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of the Transaction Agreements.

3.5 Accredited Investor. The Investors are “accredited investors” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

3.6 Restricted Securities. Investor Sub understands that the Shares have not been, and (except as otherwise set forth in the Transaction Agreements) will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the truth and accuracy of the Investors’ representations as expressed herein. Investor Sub understands that the Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Investor Sub must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Investor Sub acknowledges that the Company has no obligation to register or qualify the Shares for resale except as expressly set forth in the Transaction Agreements. Investor Sub further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Investors’ control, and with respect to which the Company is under no obligation and may not be able to satisfy.

3.7 No Public Market. Investor Sub understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities except as expressly set forth in the Transaction Documents.

3.8 Authorization.

(a) The Investors have all requisite power and authority to execute and deliver the Transaction Agreements, to purchase the Shares hereunder and to carry out and perform their respective obligations under the terms of the Transaction Agreements. All action on the part of the Investors necessary for the authorization, execution, delivery and performance of the Transaction Agreements, and the performance of all of the Investors’ respective obligations under the Transaction Agreements, has been taken or will be taken prior to the Closing.

(b) The Transaction Agreements, when executed and delivered by the Investors, will constitute valid and legally binding obligations of the Investors, enforceable in accordance with their terms subject to the Enforceability Exceptions.

(c) Except as required under the HSR Act with respect to the Antitrust Conversion and any other approval or clearance required under any other Antitrust Laws at the time of the Antitrust Conversion, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Body or third person is required to be obtained by the Investors in connection with the execution and delivery of the Transaction Agreements by the Investors or the performance of the Investors’ respective obligations thereunder.

(d) The execution and delivery of the Transaction Agreements by the Investors, and the performance by the Investors of their respective obligations pursuant to the Transaction Agreements, will not result in (i) any violation of, or conflict with, or constitute a default under, the Investor’s articles of incorporation or bylaws, Investor Sub’s limited liability company agreement or under any agreement to which the Investors or any of their respective Affiliates is a party, or (ii) a violation of Law.

(e) Other than the Transaction Agreements, neither the Investor nor any of its Affiliates is party or subject to any agreement that, following the Closing, will bind the Company, any of the Company’s subsidiaries, or any of their respective businesses or assets, including any such agreements that, following the Closing, will require the Company or any of its subsidiaries to, or require the Investors to require the Company or any of its subsidiaries to, (i) limit or restrict any assets or business of the Company or its subsidiaries or the ownership or operation thereof (including any non-compete, non-solicitation, non-investment, non-interference or similar restrictive covenant) or (ii) grant to any third party any ownership of, or right or license to, any assets or business of the Company or any of its subsidiaries.

3.9 Brokers or Finders. The Investors have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Investors, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby, in each case that would become a liability of the Company.

3.10 Legends.

(a) The Investors understand and agree that the certificates evidencing the Shares, or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Transaction Agreements or under applicable state securities Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN AGREEMENT, A

COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Shares represented by the certificate so legended.

4. Covenants.

4.1 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Antitrust Conversion, (i) obtaining all necessary actions or nonactions, waivers, clearances, consents, permits and approvals from Governmental Bodies, (ii) making all necessary registrations, filings, notices, notifications and requests for authorizations with and to all Governmental Bodies, pursuant to all applicable Antitrust Laws, relating to the Antitrust Conversion (including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Antitrust Conversion, which each party shall file within 90 days following the Closing) and, if requested, to promptly amend or furnish additional information thereunder and (iii) obtaining each other’s consent, authorization and/or approval (if any) required to be obtained by such Party pursuant to any applicable Law or material contract in connection with the transactions contemplated hereby (provided, that in no event shall the Company be obligated to pay or to commit to pay to any person whose consent, authorization and/or approval is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such person in connection with such consent, authorization and/or approval). Each Party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by any Governmental Body, including the U.S. Department of Justice or the Federal Trade Commission, relating to the Antitrust Conversion; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Body under any applicable Antitrust Laws (including the HSR Act) relating to the Antitrust Conversion; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any applicable Antitrust Laws (including the HSR Act) relating to the Antitrust Conversion, subject to advice of such party’s antitrust counsel; and (D) take all other actions reasonably necessary, proper or advisable and consistent with this Section 4.1 to cause a decision, in whatever form (including a declaration of lack of jurisdiction) by any relevant Governmental Bodies or the expiration of the applicable waiting periods (or any extension thereof) under all applicable Antitrust Laws (including the expiration of the applicable waiting periods under the HSR Act relating to the Antitrust

Conversion). The Company and the Investors shall, subject to applicable Law, use reasonable best efforts to (x) cooperate and coordinate with the other in the taking of the actions contemplated by the immediately preceding sentence and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.

(b) In connection with the foregoing, each Party shall use its reasonable best efforts: (i) to give the other Party reasonable prior notice of any substantive communication it initiates with, and any proposed understanding or agreement with, any Governmental Body regarding any investigations, proceedings, forms, declarations, registrations, filings, notices, notifications, registrations or requests for authorization, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication initiated by it, understanding or agreement with any Governmental Body, in each case under any applicable Antitrust Law relating to the Antitrust Conversion, subject to advice of such Party’s antitrust counsel; (ii) not to participate in any substantive meeting or conversation, or engage in any substantive conversation with any Governmental Body in respect of any filings or inquiry under any applicable Antitrust Law relating to the Antitrust Conversion, without giving the other Party prior notice of the meeting or conversation and, unless denied by such Governmental Body, the opportunity to attend and/or participate therein; (iii) if attending a meeting, conference, or conversation with a Governmental Body under any applicable Antitrust Law relating to the Antitrust Conversion, from which the other Party is prohibited by applicable Law or denied by the applicable Governmental Body from participating in or attending, to keep the other Party reasonably apprised with respect thereto; and (iv) to consult and cooperate with the other Party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any applicable Antitrust Law relating to the Antitrust Conversion.

(c) To the extent reasonably practicable and subject to the provisions of Section 8.1 of the Relationship Agreement, legal counsel for the Company and the Investors shall have the right to review in advance, and will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Company or the Investors, as the case may be, and any of their respective subsidiaries and representatives, that appears in any filing made with, or written materials submitted to, any third party or Governmental Body in connection with the Antitrust Conversion (provided, that these materials may be redacted to the extent necessary to address reasonable attorney-client or other privilege, or other confidentiality concerns; provided, further, that the Parties shall use reasonable best efforts to cause the information so redacted to be provided in a manner that would not reasonably be expected to result in any waiver or loss of such privilege, including by entering into a common interest or joint defense agreement). In exercising the foregoing rights, each of the Company and the Investors shall act reasonably and as promptly as reasonably practicable. Information disclosed pursuant to this Section 4.1(c) shall be subject to the Confidentiality Agreement, and the Parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations thereunder. Neither the Company nor the Investors shall commit to or agree (or permit their respective subsidiaries to commit to or agree) with any Governmental Body to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

(d) If any objections are asserted by any Governmental Body or any private party with respect to the Antitrust Conversion under any Antitrust Law or if any legal proceeding is instituted by any Governmental Body or any private party challenging the Antitrust Conversion as violative of any Antitrust Law, each Party shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the Antitrust Conversion; and (ii) take such action as reasonably necessary to overturn any action by any Governmental Body or private party to block consummation of the Antitrust Conversion, including by defending any legal proceeding brought by any Governmental Body or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Antitrust Conversion, or in order to resolve any such objections or challenge as such Governmental Body or private party may have to such transactions under such Antitrust Law so as to permit consummation of the Antitrust Conversion.

(e) The Investor, to the extent permitted by the applicable Laws and the Investor’s and its subsidiaries’ obligations under any contracts or other binding instrument in effect as of the Closing Date (the “Remedy Restrictions”), shall and, shall cause its Affiliates to, (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of the Investor or any of its Affiliates (excluding the Company and its subsidiaries), or (ii) otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services, or creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations, of the Investor or any of its Affiliates, excluding the Company and its subsidiaries) which it is lawfully capable of taking (clauses (i) and (ii) collectively, “Remedial Actions”) and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the entry of any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Antitrust Conversion or avoid the commencement of any legal proceeding to prohibit the Antitrust Conversion, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any legal proceeding so as to enable the Antitrust Conversion to occur ; provided, however, that the Investor shall not be required to take Remedial Actions with respect to any of the Investor’s or its Affiliates’ products or services other than the Investor’s and its subsidiaries’ e-Vapor Business. If any divestiture or disposition of the Investor’s and its subsidiaries’ e-Vapor Business is not permitted by applicable Remedy Restrictions but subsequently becomes permitted thereunder, the Investor shall as promptly as practicable thereafter provide written notice to the Company that such divestiture or other disposition has become permissible and shall offer to divest or otherwise dispose of such e-Vapor Business as promptly as practicable after receipt of confirmation by the Company to do the same.

(f) Notwithstanding anything to the contrary contained herein, in no event will the Company or its Affiliates be required to propose, negotiate, offer to commit or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or holding separate of any assets or businesses of the Company or its Affiliates, or otherwise offer to take or offer to commit to take any such action (including any such action that limits its or their respective freedom of action, ownership or control with respect to, or its or their respective ability to retain or hold, any of the businesses, assets, product lines, properties or services, or creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations, of the Company or its Affiliates).

(g) The Parties shall work cooperatively together on all communications and strategy relating to litigation matters under Antitrust Laws (provided, that each Party acts in good faith and neither Party is constrained from complying with applicable Law), subject to consultations with and the inclusion of the other Party at meetings with Governmental Bodies involving substantive issues under the Antitrust Laws, unless the inclusion of one Party is reasonably determined by the other Party after good faith consultation by both Parties to be strategically detrimental to the ultimate goal of obtaining Antitrust Clearance.

(h) The obligations of this Section 4.1 shall terminate upon the earlier of receipt of Antitrust Clearance and the Antirust Termination Date.

4.2 Actions Following Antitrust Clearance. Promptly following Antitrust Clearance, the Company shall take all steps necessary or appropriate (a) to effectuate the Antitrust Conversion and (b) to appoint each Investor Director (as defined in the Relationship Agreement) to the Board of Directors of the Company in accordance with the Transaction Agreements (which, in each case (a) and (b), shall take place no later than five (5) business days following Antitrust Clearance).

4.3 Prepayment of Notes. Reference is made to those certain Subordinated Promissory Notes, issued on July 20, 2018, by and between the Company and the holders thereof (as amended, the “Notes”), which were issued pursuant to the that certain Subordinated Convertible Note Purchase Agreement dated December 4, 2017, as amended. Promptly following the Closing and in any event within ten (10) days, the Company shall prepay the Notes in full.

4.4 Cash Distribution. Following the Closing, the Company may effect one or more cash distributions up to the aggregate amount set forth on Schedule 4.4(a) to the holders of its outstanding capital stock and other equity securities, including outstanding options, as of immediately prior to the Closing in accordance with the plan set forth in Schedule 4.4(b) (the “Cash Distribution”) (it being understood that neither the Investors, nor any holder of Class C-1 Common or Class C Common shall receive any portion of the Cash Distribution). If, after the Closing, the Company desires to change the Cash Distribution plan set forth on Schedule 4.4(b), the Company and the Investors shall use their good faith efforts to determine an alternative plan to effect the goals of the Cash Distribution and such alternative plan may be effected (and Schedule 4.4 and the definition of Cash Distribution may be amended accordingly) by agreement of the Company and the Investors; provided that in no event shall the Investors have any obligation to agree to any such alternative plan and/or amendment that adversely affects the Investors relative to the Cash Distribution. Without limiting the foregoing, in no event shall the Company effect any Cash Distribution that would result in the cash of the Company and its subsidiaries, net of the Indebtedness of the Company and its subsidiaries and net of any fees of financial advisors payable in connection with the transactions contemplated hereby, being less than $950,000,000 immediately following the completion of the Cash Distribution. The Investors hereby consents to the Cash Distribution, and in connection therewith, if such Cash Distribution requires stockholder approval, Investor Sub shall vote or act by written consent (as applicable) all of the Shares owned by it in favor of the Cash Distribution, and execute and deliver all related documentation and take such other action in support of such Cash Distribution as shall reasonably be requested by the Company in order to carry out the terms and provisions of this Section 4.4.

4.5 R&W Policy. “R&W Policy” means, collectively, that certain primary representation and warranty insurance policy issued to the Investors as the “Named Insured” therein (Policy No. 18403029) with respect to the Company’s representations and warranties set forth in this Agreement and related excess representation and warranty insurance policies, which such policy, for the avoidance of doubt, includes terms to the effect that the insurer(s) waives its rights to bring any claim by way of subrogation, contribution or otherwise against the Company and its Affiliates (other than with respect to any claims arising from any fraud). No later than five (5) business days following the Closing, the Company shall pay the Investor Sub, via wire transfer, $10,351,649.38, representing 50% of the premium for the R&W Policy. In addition, in the event that the Investors actually incur from time to time a loss that is covered by the R&W Policy (or would be covered but for the retention under the R&W Policy), then the Company shall within ten (10) business days after a claim for such loss is submitted under the R&W Policy pay the Investors via wire transfer 50% of the amount of such loss, provided that the aggregate amount that the Company shall be obligated to pay pursuant to this sentence shall not exceed $30,000,000, representing 50% of the retention for the R&W Policy. The Investors will not, without the consent of the Company, permit provisions in the R&W Policy regarding subrogation to be amended or modified in a manner adverse to the Company. In the event of any claim made in good faith under the R&W Policy with respect to the representations and warranties set forth in Section 2.17(d), the Company shall provide the Investors with access to the materials identified in Section 2.17(d) of the Schedule of Exceptions.

4.6 Joint Press Release. Promptly following the Closing, the Parties will issue a mutually agreed joint press release describing the Investor’s support obligations set forth in the Services Agreement.

5. Conditions to the Investors’ Obligation to Close. The Investors’ obligation to effect the Closing, including for Investor Sub to purchase the Shares at the Closing, is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the Investors:

5.1 Representations and Warranties. The representations and warranties made by the Company in Section 2 (as modified by the disclosures on the Schedule of Exceptions) shall be true and correct as of the date of the Closing.

5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

5.3 Blue Sky. The Company shall have obtained all necessary blue sky Law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares.

5.4 Restated Certificate. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

5.5 True-Up Convertible Security. The Company shall have executed and delivered the True-Up Convertible Security.

5.6 License Agreement, Relationship Agreement and Services Agreement. The Company shall have executed and delivered the License Agreement, the Relationship Agreement and the Services Agreement.

5.7 Rights Agreement. The Company and sufficient stockholders to amend the prior Rights Agreement shall have executed and become a party to the Rights Agreement.

5.8 Co-Sale Agreement. The Company and sufficient stockholders to amend the prior Co-Sale Agreement shall have executed and become a party to the Co-Sale Agreement.

5.9 Voting Agreement. The Company and sufficient stockholders to amend the prior Voting Agreement shall have executed and become a party to the Voting Agreement.

5.10 Closing Deliverables. The Company shall have delivered to the Investors on or prior to the Closing the following:

(a) a certificate executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions to closing listed in Sections 5.1 and 5.2;

(b) a certificate of the Secretary of State of the State of Delaware dated as of a date within five (5) days prior to the date of the Closing, with respect to the good standing of the Company; and

(c) a certificate of the Company executed by a duly authorized officer of the Company having attached thereto (1) the Restated Certificate as in effect at the time of the Closing, (2) the Restated Bylaws as in effect at the time of the Closing, and (3) the resolutions of the Board of Directors of the Company and the stockholders of the Company adopted in connection with the transactions contemplated by this Agreement, as applicable.

5.11 Proceedings and Documents. All corporate and other proceedings required to carry out the transactions at the Closing contemplated by this Agreement, and all instruments and other documents relating to such transactions, shall be reasonably satisfactory in form and substance to the Investors or their counsel, and the Investors or their counsel shall have been furnished with such instruments and documents as it shall have reasonably requested.

5.12 Consents and Waivers. The Company shall have obtained any and all material consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement or the Transaction Agreements at the Closing, including (a) all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement or the Transaction Agreements (excluding, for the avoidance of doubt, the Antitrust Clearance) and (b) waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

5.13 Reservation of Conversion Shares. The Class C Conversion Shares shall have been duly authorized and reserved for issuance upon the Antitrust Conversion and upon conversion of the True-Up Convertible Security, and the Class A Conversion Shares shall have been duly authorized and reserved for issuance upon conversion of the Class C-1 Common and the Class C Common, as applicable.

6. Conditions to Company’s Obligation to Close. The Company’s obligation to sell and issue the Shares at the Closing is subject to the fulfillment on or before the Closing of the following conditions, unless waived by the Company:

6.1 Representations and Warranties. The representations and warranties made by the Investors in Section 3 shall be true and correct in all material respects as of the date of the Closing.

6.2 Covenants. All covenants, agreements and conditions contained in the Transaction Agreements to be performed by the Investors on or prior to the date of the Closing shall have been performed or complied with as of the date of the Closing.

6.3 Compliance with Securities Laws. The Company shall be satisfied that the offer and sale of the Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities Laws (including receipt by the Company of all necessary blue sky Law permits and qualifications required by any state, if any).

6.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.5 Restated Certificate. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

6.6 True-Up Convertible Security. The Investors shall have executed and delivered the True-Up Convertible Security.

6.7 License Agreement, Relationship Agreement and Services Agreement. The Investor shall have executed and delivered the License Agreement and the Services Agreement, and the Investors shall have executed and delivered the Relationship Agreement .

6.8 Rights Agreement. The Investors and sufficient stockholders to amend the prior Rights Agreement shall have executed and become a party to the Rights Agreement.

6.9 Co-Sale Agreement. The Investors and sufficient stockholders to amend the prior Co-Sale Agreement shall have executed and become a party to the Co-Sale Agreement.

6.10 Voting Agreement. The Investors, and sufficient stockholders to amend the prior Voting Agreement, shall have executed and become a party to the Voting Agreement.

6.11 Side Letter and Board Observer Rights Letter. The counterparty to the Side Letter by and between the Company and PXH LLC shall have executed and become a party to an amendment to such Side Letter to terminate the provisions under the heading “Related Party Transactions”. The observer rights set forth in that certain Amended and Restated Board Observer Rights letter agreement, dated May 9, 2014, between the Company and Sand Hill Angels X, LLC and the “Representative” named therein, shall have been terminated.

6.12 Consents and Waivers. The Company shall have obtained any and all material consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the other Transaction Agreements at the Closing, including (a) all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and the other Transaction Agreements (excluding, for the avoidance of doubt, the Antitrust Clearance) and (b) waivers in respect of any preemptive, right of first offer or similar rights directly or indirectly affecting any of its securities.

7. Miscellaneous.

7.1 Amendment. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors. Without limiting the foregoing, this Agreement may not be amended or terminated, and no material term hereof may be waived or discharged, unless such amendment, termination, waiver (in the case of a waiver by the Company) or discharge (in the case of a discharge by the Company) is approved by the affirmative vote of at least two-thirds (2/3rd) of the Non-Investor Directors (as defined in the Relationship Agreement).

7.2 Notices. All notices and other communications required or permitted hereunder shall be made in accordance with the Relationship Agreement.

7.3 Governing Law. This Agreement shall be governed in all respects by the internal Laws of the State of Delaware, without regard to principles of conflicts of Law.

7.4 Fees and Expenses. Except as set forth in Section 4.5, the Company and the Investors shall each pay their respective fees and expenses incurred in connection with the transactions contemplated by this Agreement.

7.5 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, acknowledge and agree that the representations and warranties of the Company contained in this Agreement (or in any instrument delivered by the Company to an Investor under this Agreement) shall terminate upon, and shall not survive, the Closing. The Company shall have no obligation for indemnification hereunder or any other liability to the Investors with respect to any claim based on, in respect of or by reason of a breach of any representation or warranty of the Company contained in this Agreement (or in any instrument delivered by the Company to the

Investors under this Agreement). The Investors hereby acknowledge and agree that, upon the Closing and except for intentional and knowing fraud by the Company against the Investors with respect to any representations and warranties contained in this Agreement (or in any instrument delivered by the Company to the Investors under this Agreement), the Investors’ sole and exclusive remedy with respect to the representations and warranties of the Company contained in this Agreement (or in any instrument delivered by the Company to the Investors under this Agreement) shall be limited to any recourse available under the R&W Policy and, notwithstanding the provisions of this Section 7.5(a) and Section 7.5(b), under Section 4.5 of this Agreement.

(b) In furtherance of the foregoing, from and after the Closing, the Investors (on behalf of themselves and each of their respective Affiliates) hereby waive and release, and covenant not to sue with respect to, to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty of the Company contained in this Agreement (or in any instrument delivered by the Company to the Investors under this Agreement) arising under or based upon any theory whatsoever, under any Law, in equity, contract, tort or otherwise; provided, however, that, without limiting Section 3.4(b), the foregoing shall not operate to limit the common law liability of the Company in the event of intentional and knowing fraud by the Company against the Investors with respect to any representations and warranties contained in this Agreement (or in any instrument delivered by the Company to an Investor under this Agreement).

(c) Each of the covenants and agreements made in this Agreement shall survive the Closing in accordance with its terms.

(d) The Investors hereby agree that, from and after the Closing, the Investors shall indemnify, defend and hold harmless the Company Indemnified Parties from and against, and shall compensate and reimburse each of the Company Indemnified Parties for, any and all Losses actually suffered or incurred by any of the Company Indemnified Parties as a result of any Claim asserted against or sought to be collected from any Company Indemnified Party by a third party (a “Third-Party Claim”), to the extent that the allegations or claims in such Third-Party Claim, if proven correct, would have resulted in any breach of the representations and warranties of the Investors in Section 3.8 of this Agreement, without regard to the actual or constructive knowledge of any Company Indemnified Party with respect thereto.

(e) The following definitions apply:

(i) “Claim” means any claim, cause of action, action, demand, lawsuit, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

(ii) “Company Indemnified Parties” means the Company and its Affiliates and their respective directors, managers, officers or other Persons acting in a similar capacity, successors and permitted assigns, in each case, in their capacity as such.

(iii) “Losses” means, with respect to any Company Indemnified Party, any and all losses, direct damages, obligations, Taxes, judgments, fines, settlement payments or awards of any kind actually suffered or incurred by such Company Indemnified Party after the Closing Date (together with all reasonably incurred and documented cash disbursements, costs and expenses, including reasonable and documented out-of-pocket costs of investigation, defense and appeal and reasonable and documented out-of-pocket attorneys’ fees and expenses), but excluding (a) any indirect, incidental or consequential damages except to the extent the purported Company Indemnified Party alleging such damages can reasonably establish such damages would be recoverable under the contract Law principles of the laws of Delaware, as applicable, to a breach of an underlying contractual provision, (b) any amounts calculated as a multiple of earnings, profits, revenues, sales or other financial performance measures or operating statistics or diminution of value or any loss of goodwill and (c) any punitive, exemplary or special damages, in each case even if a Party has been advised of the possibility thereof; provided, however, that with respect to any Third-Party Claim, “Losses” shall include any damages actually awarded pursuant to a Final Determination in connection therewith. “Losses” shall also be net of (A) any proceeds actually received by the Company Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, less any actual costs or expenses incurred in connection with securing or obtaining such proceeds and (B) any reduction in the cash Tax liability of the Company Indemnified Party that is actually realized as a result of such Loss..

7.6 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by an Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Notwithstanding the foregoing or anything to the contrary in this Agreement, an Investor may assign any and all rights, duties and obligations hereunder to any wholly owned subsidiary, but no such assignment shall relieve such Investor of its duties or obligations hereunder.

7.7 Entire Agreement. This Agreement, including the exhibits attached hereto, and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. Neither Party shall be liable or bound to the other Party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either Party, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on one Party’s part of any breach or default under this Agreement by the other Party, or any waiver on either Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, or by Law or otherwise afforded to a Party, shall be cumulative and not alternative.

7.11 Electronic Execution and Delivery. A facsimile, PDF or other electronic reproduction of this Agreement may be executed by each Party and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

7.12 Specific Performance. In addition to any and all other remedies that may be available at Law in the event of any breach of this Agreement, each Party shall be entitled to specific performance of the agreements and obligations of the other Party and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

7.13 Dispute Resolution. All disputes or claims relating to this Agreement shall be resolved in accordance with the dispute resolutions provisions set forth in Relationship Agreement.

7.14 Further Assurances. Each Party agrees to execute and deliver, by the proper exercise of its corporate powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.15 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

7.16 Non-Recourse. This Agreement may only be enforced against, and any dispute or claim based upon, arising out of or related to this Agreement may only be brought against, the Parties. No past, present or future director, officer, employee, Affiliate, stockholder, equityholder, limited or general partner, member, manager, accountant, legal counsel, agent, advisor or other representative of either Party or any subsidiary of the Company (“Representative”) will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of either Party, or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement. The Investors fully and unconditionally releases, acquits and forever discharges the Representatives of the Company, and each of their respective past, present and future successors, predecessors, assigns, from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities, of any nature whatsoever, in law or in equity, in each case, whether absolute or contingent, liquidated or unliquidated, known or unknown, arising under any agreement or understanding relating to, or arising in connection with, the Company or any of its subsidiaries and from acts, omissions, events or circumstances occurring on or prior to the Closing, including without limitation all rights, claims and causes of action released pursuant to Section 7.5(b). The Representatives of the Company are intended third party beneficiaries of this Section 7.16.

7.17 Interpretation. References to “Affiliates,” “Subsidiaries,” “Representatives,” “Parties,” “Company Covered Persons,” “Related Parties,” or to other Persons referred to herein include other Persons which from time to time constitute “Affiliates,” “Subsidiaries,” “Representatives,” “Parties,” “Company Covered Persons,” “Related Parties,” or such other Persons referred to herein of such specified Person, as the case may be, and do not include, at any particular time, other Persons that may have been, but at such time have ceased to be, “Affiliates,” “Subsidiaries,” “Representatives,” “Parties,” “Company Covered Persons,” “Related Parties,” or such other Persons referred to herein as the case may be, of such specified Person, except to the extent that any such reference specifically provides otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

JUUL LABS, INC.

By:	/s/ Kevin Burns
Name: Kevin Burns
Title: Chief Executive Officer

INVESTOR:

Altria Group, Inc.

By:	/s/ William F. Gifford, Jr.
Name: William F. Gifford, Jr.
Title: Vice Chairman and Chief Financial Officer

INVESTOR SUB:

Altria Enterprises LLC

By:	/s/ David A. Wise
Name: David A. Wise
Title: Vice President and Treasurer